Exhibit 10.1

Heritage Property Investment Trust, Inc.

Named Executive Officer Compensation Schedule

Name and Principal Position	2005 Salary	2005 Bonus	Incentive Award(1)	2006 Base Salary

Thomas C. Prendergast, President and Chief Executive Officer	$615,000	$615,000	48,000	$615,000

David G. Gaw, Senior V.P. and Chief Financial Officer	$300,000	$180,000	15,000	$300,000

Robert G. Prendergast, Senior V.P. and Chief Operating Officer	$285,000	$171,000	15,000	$300,000

Barry Rodenstein, V.P., Leasing	$240,000	$96,000	4,500	$240,000

Bruce A. Anderson, V.P., Acquisitions	$205,000	$82,000	4,500	$220,000

(1) These restricted shares are subject to transfer restrictions and risk of forfeiture that terminate ratably over three years. The restricted shares were awarded based on a value of $38.90 per share, the closing price of Heritage Common Stock on March 8, 2006.